EXHIBIT 4.2

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the material terms of our stock in this section does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Amendment and Restatement and Certificate of Correction to Articles of Amendment and Restatement (“charter”) and Bylaws and Bylaws Amendment (“bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit. At December 31, 2019, Douglas Emmett, Inc. (“we” and “our”) had one outstanding class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”): common stock, $0.01 par value per share (“common stock”).
General.
Our charter provides that we may issue up to 750,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without common stockholder approval.  As of December 31, 2019, 175,369,746 shares of our common stock, and no shares of our preferred stock, were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.
Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Description of Common Stock.
All shares of our common stock will be, upon issuance, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock discussed below and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election by our common stockholders and the holders of the remaining shares will not be able to elect any directors.
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of such matters by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter, except that amendments to our charter (other than any amendment to the provisions of our charter regarding director removal, the approval of extraordinary transactions and the vote required to amend such provisions, which must be approved by the affirmative vote of at least two thirds of the votes entitled to be cast on such amendments) may be approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the amendment.
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each such class or series.
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Preferred Stock.
Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of December 31, 2019, no shares of preferred stock are outstanding.
If we offer convertible preferred stock, such stock will be convertible into shares of our common stock or other securities. With respect to any convertible preferred stock (referred to herein as preferred stock) we may choose to offer, the specific designation and terms and conditions will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the U.S. Securities and Exchange Commission and the State Department of Assessments and Taxation of Maryland articles supplementary which will state the number of shares and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of that class or series of preferred stock. The articles supplementary for the class or series of preferred stock will contain the full legal text of the applicable matters described in this section and our prospectus supplement relating to the preferred stock. See “Available Information” in the Annual Report on Form 10-K, of which this exhibit is a part, for information on how to obtain copies of the articles supplementary. The terms of the preferred stock in the articles supplementary will include some or all of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

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the number of shares of the class or series, which number our board of directors may thereafter (except where otherwise provided in the preferred stock terms) increase or decrease (but not below the number of shares thereof then outstanding);

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the dividend rate, the dates on which the dividends will be payable, if any, whether dividends will be cumulative or noncumulative and other terms relating to the payment of dividends on the class or series;

•	the redemption rights and redemption price or prices, if any, for shares of the class or series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the class or series;

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the amounts payable on shares of the class or series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

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whether the shares of the class or series are convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the class or series on any securities exchange;

•	the relative ranking and preferences of the class or series as to dividend rights and rights upon liquidation and dissolution or winding up of the affairs of our company;

•	restrictions on the authorization classification, reclassification or issuance of shares of the same class or series or of any other class or series of our stock;

•	the voting rights, if any, of the holders of shares of the class or series; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the class or series of preferred stock.
The prospectus supplement relating to any class or series of preferred stock we issue will, to the extent appropriate, describe any applicable material U.S. federal income tax consequences of the ownership of such stock.
Transfer Restrictions and Ownership Limitations Applicable to our Equity Securities.
In order for us to qualify as a REIT under the Internal Revenue Code (“Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 5.0% in value of the aggregate of our outstanding shares of stock or more than 5.0% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. We refer to these restrictions as the “ownership limits.” A person or entity that, but for the ownership limits and the other restrictions on ownership and transfer of our stock described below, would have beneficially or constructively owned shares of our stock and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “purported transferee.”
The beneficial and constructive ownership rules under the Code are complex and may cause stock owned actually, beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 5.0% in value of our outstanding stock or less than 5.0% of the value or number of shares of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of 5.0% in value of our outstanding stock or 5.0% of the value or number of our outstanding common stock and thereby subject such stock to the applicable ownership limits.
Our board of directors may, in its sole discretion, prospectively or retroactively, waive the ownership limits with respect to a particular stockholder and establish a different limit on ownership by the stockholder if it determines, based on certain representations and undertakings it must obtain from the stockholder, that:

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such ownership will not cause any individual’s beneficial or constructive ownership of shares of our stock to cause us to be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise fail to qualify as a REIT; and

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such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

The stockholder seeking the waiver must also agree that any violation or attempted violation of these undertakings will result in stock being automatically transferred to a charitable trust as described below. As a condition of such waiver, our board of directors may also require an opinion of counsel or Internal Revenue Service, or IRS, ruling satisfactory to our board of directors with respect to preserving our REIT status.
In connection with a waiver of an ownership limit or at any other time, our board of directors may, in its sole discretion, decrease one or both of the ownership limits for one or more persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership of our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49.9% in value of our outstanding stock or otherwise cause us to fail to qualify as a REIT.
Our charter provisions further prohibit:

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any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

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any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership must give notice immediately to us or, in the case of a proposed or attempted transaction, give at least 15 days prior notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as is established by our board of directors or would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The purported transferee will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the purported transfer of the shares will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.
Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price paid by the purported transferee for the shares (or, if the purported transferee did not give value in connection with the transaction that resulted in the transfer of such shares to the trust, for example, in the case of a devise or gift, the last sale price reported on the NYSE on the trading day of the event that resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee or owner for the shares (or, in the event of a devise or gift, the last sale price reported on the NYSE on the trading day of the event that resulted in the transfer of such shares of our stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount must be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.
The trustee shall be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee has the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors or any duly authorized committee determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Any owner of 5% or more (or such lower percentage as required by the Code or applicable Treasury Regulations) of the outstanding shares of our common stock must, on request, provide us with a completed questionnaire containing certain information regarding their ownership of such shares and must, on request, disclose to us such information as we may request in order to determine the effect, if any, of such stockholder’s beneficial ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.
All certificates representing shares of our stock bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the market price of our common stock, including:
• “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

• “control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.
We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.
Our charter, bylaws, our Operating Partnership agreement and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.